Exhibit 5.1

June 2, 2026

Associated Banc-Corp

433 Main Street

Green Bay, Wisconsin 54301

Re:	Registration Statement on Form S-3 filed on June 2, 2026

Ladies and Gentlemen:

I am Executive Vice President, General Counsel and Corporate Secretary of Associated Banc-Corp, a Wisconsin corporation (the “Corporation”). My opinion has been requested in connection with the Corporation’s filing on the date hereof with the U.S. Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration for offer and sale from time to time by the selling shareholders named in the prospectus forming part of the Registration Statement and any related prospectus supplement of up to 22,478,042 shares (the “Shares”) of the Corporation’s common stock, par value $0.01 per share, which Shares were issued to such selling shareholders pursuant to the Agreement and Plan of Merger, dated as of November 30, 2025, by and between the Corporation and American National Corporation. This opinion is provided pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

In connection with the foregoing, I have examined such records, documents and proceedings as I have deemed relevant as a basis for the opinion expressed herein. In rendering this opinion, I have assumed, without independent verification, that: (i) all signatures are genuine; (ii) all documents submitted to me as originals are authentic; (iii) all documents submitted to me as copies conform to the originals of such documents; and (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), has become effective under the Act and such effectiveness has not been terminated or rescinded. Based on and subject to the foregoing and the qualifications and limitations set forth herein, and having regard for such legal considerations as I have deemed relevant, it is my opinion that the Shares have been duly authorized and the Shares are validly issued, fully paid and nonassessable. I am an attorney licensed to practice law in Wisconsin.

This opinion is limited to the laws of the State of Wisconsin, excluding local laws of the State of Wisconsin (i.e., the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions of, or authorities or quasi-governmental bodies constituted under the laws of, the State of Wisconsin and judicial decisions to the extent they deal with any of the foregoing), and no opinion is expressed as to the effect of the laws of any other jurisdiction.

This opinion is delivered as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the prospectus and each related prospectus supplement forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Randall J. Erickson
Randall J. Erickson Executive Vice President, General Counsel and Corporate Secretary